Exhibit 10.2

EXECUTION VERSION

APTARGROUP, INC.

265 EXCHANGE DRIVE, SUITE 301

CRYSTAL LAKE, ILLINOIS 60014

March 16, 2026

Mr. Stephan Tanda

265 Exchange Drive, Suite 301

Crystal Lake, Illinois 60014

Dear Stephan:

This letter memorializes your notification to the Board of Directors (the “Board”) on March 16, 2026 of your decision to retire.

On behalf of AptarGroup, Inc. (the “Company”) and its Board, I want to thank you for your many years of service to the Company, during which you have demonstrated remarkable leadership and have made immeasurable contributions to the Company. We appreciate your willingness to provide continued support and expertise to the Company as a strategic advisor to the Company.

This letter agreement (“Agreement”) supplements the terms of the Employment Agreement by and between you and the Company, dated as of November 21, 2016, as amended by the Amendment No. 1 to the Employment Agreement (collectively, the “Employment Agreement”), as follows:

Term. Your retirement as President and Chief Executive Officer will become effective September 1, 2026 (the “Transition Date”). Following the Transition Date, you agree to serve as a strategic advisor and a non-executive employee until December 31, 2026 (the “Term” and, the period from the date hereof to December 31, 2026, the “Transition Period”). In your role as strategic advisor, you agree to provide transition and other related services to the Company during the Transition Period to provide an effective transition of your executive responsibilities to the Company’s incoming President and Chief Executive Officer. In addition, you will also perform the duties that may be reasonably assigned to you by the Board. As strategic advisor, you shall report directly to the Board. You and the Company agree that based on the anticipated level of services that you will perform for the Company during the Transition Period, you are not expected to experience a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), during the Transition Period.

As of the Transition Date (or your earlier termination of your employment for any reason), unless otherwise agreed to be the parties, you shall be deemed to have resigned, without any further action by you, from any and all officer and director positions that you, immediately prior to such termination, (i) held with the Company or any of its affiliates or (ii) held with any other entities at the direction of, or as a result of your affiliation with, the Company or any of its affiliates; provided, that you will continue to serve as a member of the Board until December 31, 2026 (or your earlier termination of employment for any reason), at which time you shall be deemed to have resigned from the Board. If for any reason this Agreement is deemed to be insufficient to effectuate such resignations, then you shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.

For the avoidance of doubt, nothing in this Agreement alters the “at-will” nature of your employment and either party may terminate your employment at any time and for any reason; provided, however, that if the Company terminates your employment for any reason other than for Cause (as defined in the Employment Agreement), you shall be entitled to the compensation described in this Agreement as if you had served until the end of the Transition Period (and no additional compensation under the Employment Agreement).

Compensation. During the Term, your base salary and benefits arrangements (including health and welfare benefits) will continue at the same level that they have been during 2025 through the end of the Transition Period. For 2026, you will have a 2026 target short-term incentive opportunity equal to 130% of your base salary, with the actual payout to be based on actual achievement with respect to the applicable performance goals and subject to your continued employment through the end of the Transition Period, with such payout to be made at the same time short-term incentive payouts are made to similarly situated employees, but in no event later than March 15, 2027, subject to any deferral election made by you in accordance with Section 409A of the Code. Subject to your continued employment through the grant date, you will be granted annual equity awards in 2026 at the same time that the Company grants annual equity awards to its executive officers, with such awards to have a total target grant value equal to 605% of your annual base salary, consistent with the Company’s past methodology for granting annual equity awards, and which will include retirement vesting provisions that are consistent with your outstanding equity awards. For the avoidance of doubt, you will not participate in the Company’s annual incentive program or be eligible to participate in the Company’s long-term incentive program following the Term and you will be entitled to no additional compensation for your services following the Transition Date except as set forth in this Agreement or as otherwise approved by the Management Development and Compensation Committee of the Board.

Medical Plan Access. You shall also be eligible for continued health care coverage at your own expense pursuant to COBRA for 18 months following your separation from the Company, subject to applicable law and your proper completion of the required COBRA enrollment forms (the “COBRA Continuation Period”). In the event your employment with the Company terminates for any reason other than a termination by the Company for Cause (as defined in the Employment Agreement), after the COBRA Continuation Period, each of you and your spouse and eligible dependents will have continued access to participate in the Company’s medical plan until such time as a Triggering Event described in the paragraph below occurs, with the fair market value for such medical plan coverage (including any applicable taxes) to be paid by you. The additional medical plan access described herein will not apply until after the expiration of the Term and the exhaustion of the full COBRA Continuation Period described in the first sentence of this paragraph.

The medical plan access set forth in this Agreement will cease on the last day of the month of the earliest to occur of the following: (i) you become eligible for Medicare (or a successor thereto); (ii) you become eligible to participate in a subsequent employer’s medical plan; (iii) your material violation of any agreement between you and the Company (or its parent or subsidiary companies) with respect to noncompetition, nonsolicitation, confidentiality or protection of trade secrets; (iv) you cease to timely pay premiums after notice and a 30-day cure period; (v) you expressly waive coverage in writing; (vi) the Company no longer offers a medical plan to any of its employees; or (vii) the Company cannot offer the medical plan access set forth in this Agreement due to a change in applicable law (each a “Triggering Event”).

Existing Employment Agreement. You and the Company hereby acknowledge and agree that your assumption of the role of strategic advisor and retirement as President and Chief Executive Officer of the Company does not entitle you to any benefits under the Employment Agreement and that you will not be entitled to any severance benefits pursuant to the Employment Agreement upon the expiration of the Transition Period (or your earlier termination of employment for any reason). In addition, you acknowledge that you shall continue to be bound by the covenants set forth in Sections 5 and 6 of the Employment Agreement including, without limitation, the non-competition, non-solicitation and confidentiality covenants set forth therein.

Notwithstanding anything in this Agreement or the Employment Agreement to the contrary, you understand that nothing contained in this Agreement or the Employment Agreement limits your ability to report possible violations of law or regulation to or file a charge or complaint with any federal, state or local governmental agency or commission or regulatory authority (collectively, “Government Agencies”). You further understand that neither this Agreement nor the Employment Agreement limits your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Furthermore (I) you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (II) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose a trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

Furthermore, please note that your retirement as President and Chief Executive Officer will not impact the termination or change in control provisions included in your outstanding equity awards with the Company. For the avoidance of doubt, provided that your employment is not terminated by the Company for Cause, your retirement will constitute a “Retirement” as such term is defined under the applicable award agreements for your outstanding and unvested equity awards and your outstanding and unvested equity awards will vest consistent with the Retirement provisions under the applicable award agreements.

Again, thank you for your many years of dedicated service to the Company and your agreement to assist the Company in its leadership transition.

Sincerely,

APTARGROUP, INC.

By:	/s/ Candace Matthews
Name: Candace Matthews
Title: Chairperson of the Board

This letter agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date set forth above.

/s/ STEPHAN TANDA
STEPHAN TANDA